Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Quhuo Limited of registration of Class A ordinary shares and to the incorporation by reference therein of our report dated September 9, 2022, with respect to the consolidated financial statements of Quhuo Limited , included in its Annual Report on Form 20-F for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Shanghai, The People’s Republic of China

June 30, 2023